Exhibit 10.2

EXECUTION COPY

AMENDMENT No. 3, dated as of November 11, 2011, (this “Amendment”) to the GOVERNANCE AGREEMENT, dated as of July 30, 2004 (the “Agreement”), as amended, among BRITISH AMERICAN TOBACCO p.l.c., a public limited company incorporated under the laws of England and Wales (“BAT”), BROWN & WILLIAMSON HOLDINGS, INC, (f/k/a Brown & Williamson Tobacco Corporation), a Delaware corporation (“B&W”), and REYNOLDS AMERICAN INC., a North Carolina corporation (“Reynolds American”).

WHEREAS, the Board of Directors of Reynolds American has authorized a share repurchase program (the “Share Repurchase Program”) for the purchase of outstanding shares of common stock of Reynolds American, par value $0.0001 per share, pursuant to which Reynolds American may spend up to $2.5 billion by May 31, 2014, to repurchase shares;

WHEREAS, B&W and Reynolds American have entered into a share repurchase agreement, dated as of November 11, 2011, pursuant to which B&W shall participate in the Share Repurchase Program subject to the terms and conditions set forth therein;

WHEREAS, the parties desire to enter into this Amendment in order to amend Sections 1.01, 2.04(d), 4.01 and 4.03(a) of the Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Amendment to the Agreement.

(a) Section 1.01 of the Agreement is hereby amended by replacing the definition of “Share Repurchase Agreement” with the following:

“Share Repurchase Agreement” means (i) the Share Repurchase Agreement, dated as of April 29, 2008, between B&W and Reynolds American, pursuant to which B&W shall participate in the Share Repurchase Program subject to the terms and conditions set forth therein, (ii) the Share Repurchase Agreement, dated as of November 11, 2011, between B&W and Reynolds American, pursuant to which B&W shall participate in the Second Share Repurchase Program subject to the terms and conditions set forth therein, and (iii) any other agreement entered into by B&W and Reynolds American which by its terms provides that it shall constitute a “Share Repurchase Agreement” within the meaning of this Agreement.”

(b) Section 1.01 of the Agreement is hereby further amended by inserting the following definition in the appropriate alphabetical order:

“Second Share Repurchase Program” means the share repurchase program for the repurchase of outstanding shares of common stock of Reynolds American, par value $0.0001 per share, pursuant to which Reynolds American may spend up to $2.5 billion (including purchases required by Section 2.04(d) of this Agreement) by May 31, 2014 to repurchase shares.”

(c) Section 2.04(d) of the Agreement is hereby amended by replacing such Section 2.04(d) in its entirety with the following new Section 2.04(d):

“(d) If, on or after November 11, 2011, Reynolds American issues Common Stock or any other Equity Security to any of its directors, officers, employees, consultants or independent contractors who provided services to Reynolds American or its subsidiaries (the “Designated Persons”) upon exercise of any option, warrant or other security relating to Common Stock or any other Equity Security or upon vesting of any performance shares or similar compensation award or otherwise issues Common Stock or any other Equity Security, restricted or otherwise, to any Designated Person then prior to or within a reasonable period after such issuance (but in any event not later than 20 Available Trading Days after such issuance occurs), Reynolds American will repurchase a number of shares of outstanding Common Stock so that the number of outstanding shares of Common Stock are not increased, and B&W’s Percentage Interest is not decreased, by such issuance after taking into account such repurchase; provided, however, that (i) Reynolds American will not be required to repurchase such shares, if, at the time of such issuance, B&W’s Percentage Interest has fallen below 25%, without giving effect to such issuance, and (ii) repurchases by Reynolds American pursuant to any share repurchase plan or program in which any Investor Party has participated or agreed to participate, including pursuant to any Share Repurchase Agreement (except Excluded Compensation Buybacks under the Second Share Repurchase Program), shall not satisfy Reynolds American’s obligation under this Section 2.04(d). For purposes of this Section 2.04(d), an “Available Trading Day” shall mean any day on which the New York Stock Exchange, Inc. is open for trading, except (x) any day during a “blackout period” that is included in Reynolds American’s insider trading policy and prohibits the buying or selling of Common Stock by executive officers of Reynolds American in connection with the release or prospective release of Reynolds American’s annual or quarterly financial earnings information, or (y) any day on which purchases of Common Stock by Reynolds American would (i) in the reasonable judgment of Reynolds American, based on the advice of its outside counsel and after consultation with B&W, violate applicable law or (ii) require Reynolds American to disclose a material financing, acquisition or other corporate development, and the proper officers of Reynolds American have determined in the good faith exercise of their reasonable business judgment, that such disclosure is not in the best interests of Reynolds American; provided, however, that the number of days excluded from the definition of Available Trading Days under clause (y) of this sentence shall not, without the prior written consent of BAT, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that withholding consent to avoid putting at risk the Intended Tax Treatment (as such term is defined in the Share Repurchase Agreement) shall be deemed reasonable), exceed 40 of such trading days for any specific issuance of Equity Securities or a total of 80 of such trading days in any twelve-month period. Reynolds American shall promptly give B&W written notice of any delay in the repurchase of shares of Common Stock required by this Section 2.04(d), which notice shall contain the anticipated length of such delay, and Reynolds American shall promptly notify B&W of the termination of each such delay.”

(d) Section 4.01 of the Agreement is hereby further amended by replacing such 4.01 in its entirety with the following new Section 4.01:

“Purchases of Equity Securities. Except for the acquisition of shares of Common Stock pursuant to the Combination Agreement or pursuant to or as contemplated by any Share Repurchase Agreement and subject to the exceptions set forth in Section 4.03, during the Standstill Period, the Investor Parties shall not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any shares of Equity Securities. Equity Securities acquired pursuant to this Article IV shall be subject to all of the terms, covenants and conditions of this Agreement.”

(e) Section 4.03(a) of the Agreement is hereby further amended by replacing such Section 4.03(a) in its entirety with the following new Section 4.03(a):

“(a) during the Standstill Period, the Investor Parties may acquire beneficial ownership of additional Equity Securities if, after giving effect to any such acquisition (other than any acquisition pursuant to or as contemplated by any Share Repurchase Agreement), B&W’s Percentage Interest would not exceed the Standstill Percentage less the percentage of Voting Power (calculated as of the date of disposition) associated with any Equity Securities disposed of by any Investor Party (other than to another Investor Party or to Reynolds American pursuant to any Share Repurchase Agreement) following the date of this Agreement;”

SECTION 2. Amendment Part of the Agreement. This Amendment shall be considered to be a part of the Agreement and shall be subject to the provisions thereof, including Article VI thereof (but excluding Section 6.10 thereof). Except as expressly set forth herein, the Agreement shall continue in full force and effect without waiver, modification or amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.

BRITISH AMERICAN TOBACCO P.L.C.,

by	/s/ Nicola Snook
Name: Nicola Snook
Title: Company Secretary

BROWN & WILLIAMSON HOLDINGS, INC.,

by	/s/ Timothy J. Hazlett
Name: Timothy J. Hazlett
Title: President

REYNOLDS AMERICAN INC.,

by	/s/ Daniel A. Fawley
Name: Daniel A. Fawley
Title: Senior Vice President and Treasurer

[Signature Page to Amendment No. 3 to the Governance Agreement]